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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 18 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 10, 2000, relating to the financial statements and financial highlights appearing in the November 30, 1999 Annual Reports to Shareholders of Vanguard California Tax-Free Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Financial Statements" and "Service Providers-- Independent Accountants" in the Statement of Additional Information.


PricewaterhouseCoopers LLP
Philadelphia, PA

March 8, 2000